Exhibit 99.1

For Immediate Release
Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2014 First Quarter Results

Company Reports Net Income of $54 Million and Grows Net Sales, GAAP EPS,
Adjusted EPS, Adjusted EBITDA and Margins in First Quarter

Reiterates Expectations for 5th Consecutive Year of Record Performance from Legacy Business in Fiscal 2014, Along with Higher Results from HHI Acquisition

Net Cash Provided from Operating Activities After Purchases of Property, Plant and Equipment (Free Cash Flow) Expected to Grow to At Least $350 Million
in Fiscal 2014 Versus $254 Million in Fiscal 2013 and $208 Million in Fiscal 2012

Announces 20 Percent Increase in Quarterly Common Stock Dividend

Middleton, WI, January 29, 2014 - Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today reported record fiscal 2014 first quarter results for the period ended December 29, 2013, and reconfirmed its outlook for a fifth consecutive year of record performance from the legacy business, coupled with continuing growth from its Hardware and Home Improvement (HHI) business.

The Company’s record first quarter was highlighted by solid results from its HHI and Home and Garden divisions; strong European results; margin improvements; net income, GAAP earnings per share, adjusted diluted earnings per share and adjusted EBITDA growth; and a record fiscal first quarter level of savings from continuous improvement programs across all divisions.

Spectrum Brands reiterated plans to reduce term debt by approximately $250 million in fiscal 2014 and expectations for free cash flow to increase to at least $350 million, a significant improvement from a record $254 million in fiscal 2013 and $208 million in fiscal 2012.

Separately today, Spectrum Brands said its Board of Directors approved a 20 percent increase in the quarterly common stock dividend to $0.30 per share from $0.25, reaffirming the Company’s consistent and ongoing ability to generate strong free cash flow and its commitment to deliver attractive returns to its shareholders.

Fiscal 2014 First Quarter Results Highlights:

•
Net sales of $1.10 billion in the first quarter of fiscal 2014, including the acquired HHI business, increased 26.5 percent versus $870.3 million a year ago; including HHI in the full prior year period on a pro forma basis, net sales increased 3.6 percent and 3.8 percent excluding the negative impact of foreign exchange.

•
Net income of $54.3 million and diluted income per share of $1.03 in first quarter of fiscal 2014 improved from a net loss of $13.4 million and diluted loss per share of $0.26 in the prior year quarter.

•
Adjusted diluted earnings per share, a non-GAAP measure, of $1.09 in the first quarter of fiscal 2014 increased 39.7 percent compared to $0.78 last year, including HHI in the full prior year period on a pro forma basis.

•
Adjusted EBITDA, a non-GAAP measure, of $178.8 million in the first quarter of fiscal 2014 grew 36.8 percent versus $130.7 million in fiscal 2013; including HHI as if acquired at the beginning of fiscal 2013, adjusted EBITDA increased 11.4 percent.

•	Adjusted EBITDA margin in the first quarter of fiscal 2014 increased to 16.2 percent compared to 15.1 percent in the year-ago quarter, including HHI in the full prior year period on a pro forma basis.

•
Legacy Spectrum Brands adjusted EBITDA of $129.2 million in the first quarter of fiscal 2014 increased 1.7 percent versus the prior year, representing the 13th consecutive quarter of year-over-year adjusted EBITDA growth; legacy business fiscal 2014 first quarter adjusted EBITDA margin grew to 15.7 percent compared to 15.2 percent last year.

•
Fiscal 2014 net cash provided from operating activities after purchases of property, plant and equipment (free cash flow, a non-GAAP measure) expected to be at least $350 million compared to $254 million in fiscal 2013 and $208 million in fiscal 2012.

•
Company expects to use its strong free cash flow to reduce term debt by approximately $250 million and lower its balance sheet leverage in the second half of fiscal 2014, consistent with the seasonality of its cash flows.

•
Spectrum Brands issued $215 million and €225 million of term debt in the first quarter of fiscal 2014 to replace and reprice $513 million of existing term debt, which will reduce cash interest costs and, through the Euro portion placed in Germany, better align cash inflows with cash outflows related to principal, interest and taxes.

•
In early January 2014 the Company’s Home and Garden division acquired The Liquid Fence Company, the U.S. leader in the consumer animal repellents market in an immediately accretive transaction that provides a new and complementary position in a rapidly expanding segment of the $1.5 billion U.S. retail lawn and garden controls market.

“Our record first quarter results give us a strong start on delivering a fifth consecutive year of record financial performance from our legacy business along with strong growth from our HHI division,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “We reported net income of $54 million and delivered adjusted EPS and adjusted EBITDA growth in the quarter with excellent margin improvements. Our HHI and Home and Garden divisions had especially solid results and, geographically, Europe once again was a bright performer.

“We also achieved a record level of continuous improvement savings for a fiscal first quarter,” Mr. Lumley said. “This reinforces our ongoing focus to reduce our cost structure, more than offset higher product costs and continue to invest in many new products, some of which are launching now with more to follow in the months ahead.

“With our largely non-discretionary, non premium-priced replacement products,” he said, “we will continue to pursue volume growth, new retailers, retail distribution gains, new products, cross-selling opportunities, geographic expansion, and select pricing actions while maintaining strict spending controls and achieving investment paybacks from our expanding global cost improvement initiatives.

“Given consumers’ growing preference for on-line shopping, we also are increasing our investment and resources to partner with our retail customers’ e-commerce platforms to help them increase their overall sales,” he added.

“We believe value is winning in the marketplace with consumers worldwide and that our Spectrum Value Model of ‘same or better performance/less price’ is the optimum go-to-market strategy for our retail customers,” Mr. Lumley said. “We are executing on our growth plans and are focused on delivering another year of steady, measured financial improvement, including a strong increase in free cash flow, in fiscal 2014. Our commitment remains to create greater shareholder value, with a focus on growing our adjusted EBITDA, reducing debt and deleveraging, and maximizing sustainable free cash flow.”

Fiscal 2014 First Quarter Consolidated Financial Results

Spectrum Brands Holdings reported consolidated record net sales of $1.10 billion in the first quarter of fiscal 2014, an increase of 26.5 percent compared to $870.3 million a year earlier. The improvement was the result of the HHI acquisition completed on December 17, 2012. Including HHI in the full prior year period on a pro forma basis, net sales of $1.10 billion in the first quarter of fiscal 2014 increased 3.6 percent compared to $1.06 billion last year, and 3.8 percent excluding the negative impact of foreign exchange.

Excluding HHI, net sales for legacy Spectrum Brands of $822.2 million in the first quarter of fiscal 2014 decreased 1.7 percent versus $836.3 million in fiscal 2013, or 1.5 percent excluding the negative impact of foreign currency. The sales decline was primarily attributable to lower revenues in the Global Pet Supplies division due primarily to timing and retailer inventory reductions, as well as the one-time, incremental sales impact, primarily flashlights, of approximately $10 million in the prior year from Hurricane Sandy.

Gross profit and gross profit margin in the first quarter of fiscal 2014 of $381.2 million and 34.6 percent, respectively, compared to $288.2 million and 33.1 percent last year. Including HHI in the full prior year period on a pro forma basis, gross profit margin of 34.6 percent in this year’s first quarter increased from 34.2 percent a year ago. The gross profit margin for legacy Spectrum Brands of 34.2 percent in the first quarter of fiscal 2014 compared to 34.1 percent in fiscal 2013.

Spectrum Brands reported net income of $54.3 million, or $1.03 diluted income per share, in the first quarter of fiscal 2014 on average shares and common stock equivalents outstanding of 52.7 million. In fiscal 2013, the Company reported a net loss of $13.4 million, or $0.26 diluted loss per share, on average shares and common stock equivalents outstanding of 51.8 million. Adjusted for certain items in both fiscal years, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $1.09 in the first quarter of fiscal 2014, a 39.7 percent increase compared to $0.78 in the prior year, including HHI in the full prior year period on a pro forma basis.

Adjusted EBITDA, a non-GAAP measure, of $178.8 million in the first quarter of fiscal 2014 increased 11.4 percent compared to adjusted EBITDA of $160.5 million in fiscal 2013, including HHI in the full prior year period on a pro forma basis. Adjusted EBITDA margin as a percentage of net sales increased to 16.2 percent compared to 15.1 percent in the year-ago quarter. Legacy Spectrum Brands adjusted EBITDA of $129.2 million in the first quarter of fiscal 2014 increased 1.7 percent versus the prior year, representing the 13th consecutive quarter of year-over-year adjusted EBITDA growth, with the adjusted EBITDA margin improving to 15.7 percent compared to 15.2 percent last year. Adjusted EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.

Fiscal 2014 First Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2014 first quarter net sales of $659.3 million versus $666.0 million in the year-ago quarter. Higher personal care net sales were more than offset by lower battery and small appliances net sales.

Global battery sales in the first quarter of fiscal 2014 were $264.5 million compared to $271.0 million in the first quarter of fiscal 2013. The decline was due primarily to the one-time, incremental sales impact of approximately $10 million in predominantly flashlight sales in the North American business in last year’s first quarter from Hurricane Sandy. The North American battery business did, however, report higher overall alkaline battery revenues in the first quarter of fiscal 2014. In Europe, VARTA® battery growth was driven by a combination of new customer listings, distribution gains at certain existing customers, and promotions. Latin American battery revenues were essentially unchanged on a foreign currency neutral basis.

Net sales for the global personal care product category of $178.1 million in the first quarter of fiscal 2014 increased 1.8 percent versus $175.0 million last year. Strong revenue growth in Europe and Latin America across all categories more than offset lower net sales in North America, which resulted primarily from category softness in men’s shaving and grooming.

The small appliances product category reported net sales in the first quarter of fiscal 2014 of $216.8 million versus $220.1 million in the year-ago quarter. A strong increase in European net sales was more than offset by a decline in North American net sales as a result of competitor discounting at a major retailer and, to a lesser degree, the timing of some holiday shipments between the fiscal fourth and fiscal first quarters this year versus last year. Excluding a negative foreign exchange impact of $2.2 million, net sales for the small appliances product category declined 0.5 percent in the first quarter of fiscal 2014.

With segment net income, as adjusted, of $93.1 million, the Global Batteries & Appliances segment reported adjusted EBITDA of $114.2 million in the first quarter of fiscal 2014, an increase of 3.1 percent compared to adjusted EBITDA of $110.7 million in the year-earlier quarter, when segment net income was $92.0 million.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $129.1 million in the first quarter of fiscal 2014 compared to $139.8 million last year. Lower net sales in both North American and European aquatics and companion animal categories were predominantly driven by timing, a shorter Christmas selling season and retailer inventory reductions.

Segment net income, as adjusted, was $12.5 million in the first quarter of fiscal 2014 versus $10.1 million in the first quarter of fiscal 2013. First quarter adjusted EBITDA decreased to $20.4 million compared to $23.1 million in fiscal 2013 due to the lower sales and unfavorable product mix, partially offset by strong cost reduction and expense control initiatives.

Home and Garden
The Home and Garden segment reported record first quarter net sales of $33.8 million, an increase of 10.8 percent compared to $30.5 million in the first quarter of fiscal 2013. The increase was driven by higher net sales in the lawn and garden controls product category as a result of strong retail customer demand.

The first quarter of the fiscal year is generally a period of building inventory in advance of the Home and Garden segment’s major selling season, which occurs in the spring and summer months. First quarter net sales for the Home and Garden segment are typically less than 10 percent of full-year revenues.
The segment reported a significantly smaller first quarter net loss, as adjusted, of $1.2 million, a record low segment loss for a fiscal first quarter, compared to a net loss of $4.5 million in the first quarter of fiscal 2013. The segment delivered its first positive adjusted EBITDA ever for a fiscal first quarter. Adjusted EBITDA of $1.7 million increased from a loss of $1.4 million a year ago due to higher volumes, improved product mix, cost improvement initiatives and operating expense management.
Hardware & Home Improvement
The Hardware & Home Improvement (HHI) segment, which was acquired on December 17, 2012, recorded net sales of $278.4 million in the first quarter of fiscal 2014, an increase of 23.3 percent compared to $225.8 million on a pro forma basis as if HHI was combined with Spectrum Brands for all of last year’s first quarter. The revenue growth was primarily driven by double-digit improvements in the U.S. residential security, builders’ hardware and plumbing categories. The segment recorded net income, as adjusted, of $35.7 million in the first quarter of fiscal 2014 compared to a net loss, as adjusted, of $3.5 million in the first quarter of fiscal 2013. Adjusted EBITDA in the first quarter of fiscal 2014 increased 48.1 percent to $49.6 million versus $33.5 million last year.

Liquidity and Debt

Spectrum Brands completed its fiscal 2014 first quarter on December 29, 2013 with a solid liquidity position, including a cash balance of approximately $132 million and $167 million available on its ABL facility. During the first quarter of fiscal 2014, Spectrum Brands issued $215 million and €225 million of term debt to replace and reprice $513 million of existing term debt.  The new term debt will reduce cash interest costs and, in addition, the Euro portion was placed in Germany to better align the Company’s cash inflows with cash outflows related to principal, interest and taxes.

As of the end of the first quarter of fiscal 2014, Spectrum Brands had approximately $3,375 million of debt outstanding at par, consisting of its ABL facility of $110 million, senior secured Term Loans totaling the U.S. dollar equivalent of $1,752 million, $520 million of 6.375% senior unsecured notes, $570 million of 6.625% senior unsecured notes, $300 million of 6.75% senior unsecured notes and approximately $123 million of capital leases and other obligations.  In addition, the Company had approximately $41 million of letters of credit outstanding.

Fiscal 2014 Outlook

Spectrum Brands expects fiscal 2014 net sales, as reported, to increase approximately at the rate of GDP growth compared to fiscal 2013 net sales, including HHI in the prior year on a pro forma basis. Fiscal 2014 free cash flow is expected to be at least $350 million and capital expenditures are projected to be approximately $70 million to $75 million. In the second half of fiscal 2014, Spectrum Brands expects to use its strong free cash flow to continue to reduce debt by approximately $250 million and delever its balance sheet, consistent with past practice, resulting in leverage (total debt to adjusted EBITDA) of approximately 4.2 times or less at the end of fiscal 2014.

Conference Call/Webcast Scheduled for 4:30 P.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 4:30 p.m. Eastern Time today, January 29. To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 30529745. A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website. A telephone replay of the conference call will be available through Wednesday, February 12. To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, VARTA®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $4.1 billion in fiscal 2013. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted diluted earnings (loss) per share, and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months ended December 29, 2013 versus the three months ended December 30, 2012. See attached Table 6, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2014. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements
Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2014 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to finance, complete the acquisition of, integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.
Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands

Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.
# # #

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three months ended December 29, 2013 and December 30, 2012
(Unaudited)
($ in millions, except per share amounts)

	THREE MONTHS
	F2014	F2013	INC
			%
Net sales	$1,100.6	$870.3	26.5%
Cost of goods sold	717.7	581.0
Restructuring and related charges	1.7	1.1
Gross profit	381.2	288.2	32.3%

Selling	164.2	128.8
General and administrative	73.0	56.7
Research and development	10.8	8.2
Acquisition and integration related charges	5.5	20.8
Restructuring and related charges	2.8	5.5

Total operating expenses	256.3	220.0

Operating income	124.9	68.2

Interest expense	57.0	69.9
Other expense, net	0.8	1.6

Income (loss) from continuing operations before income taxes	67.1	(3.3)

Income tax expense	12.7	10.6

Net income (loss)	54.4	(13.9)

Less: Net income (loss) attributable to non-controlling interest	0.1	(0.4)

Net income (loss) attributable to controlling interest	$54.3	$(13.4)

Average shares outstanding (a)	52.4	51.8

Basic income (loss) per share attributable to controlling interest	$1.04	$(0.26)

Average shares and common stock equivalents outstanding (a) (b)	52.7	51.8

Diluted income (loss) per share attributable to controlling interest	$1.03	$(0.26)

Cash dividends declared per common share	$0.25	$—

(a) Per share figures calculated prior to rounding.
(b) For the three months ended December 30, 2012, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
As of and for the three months ended December 29, 2013 and December 30, 2012
(Unaudited)
($ in millions)

Supplemental Financial Data	F2014	F2013
Cash and cash equivalents	$131.8	$70.9

Trade receivables, net	$524.0	$481.2
Days Sales Outstanding (a)	43	42

Inventory	$683.3	$679.2
Inventory Turnover (b)	4.0	4.0

Total debt	$3,366.3	$3,222.3

	THREE MONTHS
Supplemental Cash Flow Data	F2014	F2013

Depreciation and amortization, excluding amortization of debt issuance costs	$44.7	$31.0

Capital expenditures	$15.9	$9.3

	THREE MONTHS
Supplemental Segment Sales & Profitability	F2014	F2013

Net Sales
Global Batteries & Appliances	$659.3	$666.0
Global Pet Supplies	129.1	139.8
Home and Garden	33.7	30.5
Hardware & Home Improvement	278.4	34.0
Total net sales	$1,100.6	$870.3

Segment Profit (Loss)
Global Batteries & Appliances	$97.2	$95.4
Global Pet Supplies	13.0	15.9
Home and Garden	(1.2)	(4.3)
Hardware & Home Improvement	40.1	(3.2)
Total segment profit	149.0	103.8

Corporate	14.0	8.3
Acquisition and integration related charges	5.5	20.8
Restructuring and related charges	4.5	6.6
Interest expense	57.0	69.9
Other expense, net	0.8	1.6

Income (loss) from continuing operations before income taxes	$67.1	$(3.3)

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share
For the three months ended December 29, 2013 and December 30, 2012
(Unaudited)

	THREE MONTHS
	F2014		F2013
Diluted income (loss) per share, as reported	$1.03		$(0.26)

Adjustments, net of tax:
Pre-acquisition earnings of the HHI Business	—		0.06	(a)
Acquisition and integration related charges	0.07	(b)	0.26	(c)
Restructuring and related charges	0.06	(d)	0.08	(e)
Debt refinancing costs	0.14	(f)	0.36	(g)
Purchase accounting inventory adjustment	—		0.07	(h)
Income taxes	(0.20)	(i)	0.22	(i)
	0.06		1.04

Diluted income per share, as adjusted	$1.09		$0.78

(a) For the three months ended December 30, 2012, reflects $3.2 million, net of tax, of pre-acquisition earnings related to the acquired HHI Business. The Pre-acquisition earnings of the HHI Business do not include the TLM Business as stand alone financial data is not available for the periods presented. The TLM Business is not deemed material to the Company's operating results.

(b) For the three months ended December 29, 2013, reflects $3.6 million, net of tax, of Acquisition and integration related charges, as follows: (i) $2.7 million related to the acquisition of the HHI Business, consisting primarily of integration costs; and (ii) $0.9 million related to the acquisition of Shaser and other acquisition activity, consisting primarily of legal and professional fees.

(c) For the three months ended December 30, 2012, reflects $13.5 million, net of tax, of Acquisition and integration related charges as follows: (i) $9.5 million related to the acquisition of the HHI Business, consisting primarily of legal and professional fees; (ii) $2.7 million related to the acquisition of Shaser, consisting integration and legal and professional fees; (iii) $0.9 million related to the merger with Russell Hobbs consisting of integration costs; and (iv) $0.4 million related to the acquisition of FURminator, consisting of integration costs.

(d) For the three months ended December 29, 2013, reflects $2.9 million, net of tax, of Restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in Fiscal 2013 and HHI Business initiatives implemented prior to the acquisition.

(e) For the three months ended December 30, 2012, reflects $4.3 million, net of tax, of Restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(f) For the three months ended December 29, 2013, reflects $7.3 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs and original issue discount in connection with the replacement of the Company's Term Loan.

(g) For the three months ended December 30, 2012, reflects $18.7 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the replacement of the Company's Term Loan and the issuance of the 6.375% Notes and 6.625% Notes in connection with the acquisition of the HHI Business.

(h) For the three months ended December 29, 2013, reflects a $3.4 million, net of tax, non-cash increase to cost of goods sold related to the sales of inventory that was subject to fair value adjustments in conjunction with the acquisition of the HHI Business.

(i) For the three months ended December 29, 2013 and December 30, 2012, reflects adjustments to income tax expense of $(10.8) million and $11.8 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the three months ended December 29, 2013
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss) attributable to controlling interest, as adjusted (a)	$93.2	$12.5	$(1.2)	$35.5	$(85.7)	$54.3
Net (loss) income attributable to non-controlling interest	(0.1)	—	—	0.2	—	0.1
Net income (loss) as adjusted (a)	93.1	12.5	(1.2)	35.7	(85.7)	54.4

Income tax expense	—	—	—	—	12.7	12.7
Interest expense	—	—	—	—	57.0	57.0
Acquisition and integration related charges	1.8	—	—	2.2	1.5	5.5
Restructuring and related charges	2.3	0.3	—	1.2	0.7	4.5

Adjusted EBIT	97.2	12.8	(1.2)	39.1	(13.8)	134.1
Depreciation and amortization (b)	17.0	7.6	2.9	10.5	6.7	44.7

Adjusted EBITDA	$114.2	$20.4	$1.7	$49.6	$(7.1)	$178.8

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the three months ended December 30, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss) attributable to controlling interest, as adjusted (a)	$92.5	$10.1	$(4.5)	$(3.5)	$(108.0)	$(13.4)
Net loss attributable to non-controlling interest	(0.5)	—	—	—	—	(0.5)
Net income (loss), as adjusted (a)	92.0	10.1	(4.5)	(3.5)	(108.0)	(13.9)

Pre-acquisition earnings of the HHI Business (b)	—	—	—	30.3	—	30.3
Income tax expense	—	—	—	—	10.6	10.6
Interest expense	—	—	—	—	69.9	69.9
Acquisition and integration related charges	1.3	0.7	—	—	18.8	20.8
Restructuring and related charges	1.3	5.0	0.2	—	0.1	6.6
HHI Business inventory fair value adjustment	—	—	—	5.2	—	5.2

Adjusted EBIT	94.6	15.8	(4.3)	32.0	(8.6)	129.5
Depreciation and amortization (c)	16.1	7.3	2.9	1.5	3.2	31.0

Adjusted EBITDA	$110.7	$23.1	$(1.4)	$33.5	$(5.4)	$160.5

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) The Pre-acquisition earnings of the HHI Business do not include the TLM Business as stand alone financial data is not available for the period presented. The TLM Business is not deemed material to the Company's operating results.

(c) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Pro Forma Net Sales Comparison
For the three months ended December 29, 2013 and December 30, 2012
(Unaudited)
(In millions)

	THREE MONTHS
	F2014	F2013	INC %

Spectrum Brands Holdings, Inc. Net sales - as reported	$1,100.6	$870.3	26.5%
HHI Business pre-acquisition Net sales (a)	—	191.8

Pro Forma Net Sales	$1,100.6	$1,062.1	3.6%

(a) Net sales have been adjusted to reflect the acquisition of the HHI Business as if it occurred at the beginning of the period presented. HHI Business pre-acquisition Net sales do not include the TLM Business as stand alone financial data is not available for the period presented. The TLM Business is not deemed material to the Company's operating results.

Table 6
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow
For the twelve months ended September 30, 2014
(Unaudited)
($ in millions)

Forecasted:

Net Cash provided from Operating Activities	$ 420 - 425

Purchases of property, plant and equipment	(70) - (75)

Free Cash Flow	$350